NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
                  --------------------------------------------


     THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of April, 2003, by and between BELCAN CORPORATION, an Ohio corporation ("Belcan"), and ARC COMMUNICATIONS, INC., a New Jersey corporation ("ARC"). All initially capitalized terms not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement (later defined).

     WHEREAS, the parties hereto are parties to a certain Stock Purchase Agreement (the "Purchase Agreement") dated as of April 1, 2003, pursuant to which ARC agreed to sell to Belcan the Purchased Shares in the Company;

     WHEREAS, ARC will receive valuable consideration from Belcan for the sale of the Purchased Shares in the Company and will also receive the Note as additional consideration for its covenants contained herein;

     WHEREAS, ARC has had access to all material and otherwise confidential information relating to the Company;

     WHEREAS, the Company is engaged in the business of providing on-line training to professionals in the medical arena (the "Business");

     WHEREAS, Belcan would not be willing to enter into the Purchase Agreement without the agreement of ARC to execute this Non-Competition and Non-Disclosure Agreement, and Belcan has expressly conditioned its obligations under the Purchase Agreement on the entering into of this Non-Competition and Non-Disclosure Agreement.

     NOW, THEREFORE, in pursuance of the above and in consideration of the terms and conditions contained herein and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  Non-Disclosure  of the  Company's  Confidential  Information  and Trade
         -----------------------------------------------------------------------
Secrets.  ARC has learned  trade  secrets and  confidential  information  of the
-------
Company, including, but not limited to, the software of the Company, marketing, price information, customer lists, identities of customer contact persons, lists of prospective customers, market research, sales systems, marketing programs, budgets, pricing strategy, identity and requirements of national accounts, methods of operating, other trade secrets and confidential information regarding customers and employees of the Company or its customers and other information about the Company's Business that is not readily known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know such information (collectively, the "Confidential Information"). ARC acknowledges that the Company has invested substantial sums in the development of its Confidential Information. ARC covenants and agrees that they will not, directly or indirectly, disclose or communicate to any person or entity any Confidential Information of the Company; except (i) in connection with the enforcement of ARC's rights under the Purchase Agreement, or (ii) as otherwise



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                                      -2-

required by law. This covenant has no geographical or territorial restriction or limitation and applies no matter where ARC may be located in the future.

     2. Non-Solicitation  Covenant. For a period of five (5) years from the date
        --------------------------
hereof, ARC, acting either directly or indirectly, through any other person, firm, or corporation, covenants and agrees not to (i) induce or attempt to induce or influence any employee of the Company to terminate employment with the Company when the Company desires to retain that person's services; (ii) in any way interfere with the relationship between the Company and any employee of the Company; or (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company.

     3.  Non-Competition.  For a period of five (5) years from the date  hereof,
         ---------------
ARC shall not, acting directly or indirectly, (i) have any ownership interest in any competing business, (ii) call on, solicit or have business communications with respect to a competing business with any of the Company's customers or prospective customers for the purpose of obtaining competing business from such customer or prospective customer other than for the benefit of the Company, or
(iii) participate in the formation or start-up of a competing business. As used in this Agreement, the term "competing business" means any business competing with the Company for the Company's Business anywhere in the United States. As used in this Agreement, the term "customer" means any customer of the Company whose identity ARC learned through ARC's ownership of the Company or with whom ARC had business contact during the twelve (12) months immediately prior to the date hereof.

     4. Return of Confidential Information.  Upon the Closing (as defined in the
        -----------------------------------
Purchase Agreement) of the transactions contemplated by the Purchase Agreement, ARC agrees that all copies and originals of all documents and other materials containing or referring to the Company's Confidential Information as may be in ARC's possession, or over which ARC may have control, shall be delivered by ARC to Belcan immediately, with no request being required.

     5. Injunctive  Relief.  ARC acknowledges and agrees that a breach of any of
        ------------------
the covenants set forth in this Agreement will cause irreparable injury and damage to Belcan for which Belcan would have no adequate remedy at law, and ARC further agrees that in the event of said breach, Belcan, without having to prove damages, shall be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, and to all costs and expenses, including Belcan's reasonable attorney fees, in addition to any other remedies to which Belcan may be entitled at law or equity.

     6. Severability.  If any provision of this Agreement is held to be illegal,
        -------------
invalid, or unenforceable in any respect, Belcan and ARC agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

     7.  Assignment.  This  Agreement  shall be  binding  upon and  inure to the
         -----------
benefit of Belcan, its successors and assigns.

     8. Governing Law, Forum  Selection,  and Consent to Personal  Jurisdiction.
        ------------------------------------------------------------------------
This Agreement shall be governed by the laws of the State of Ohio.


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                                      -4-


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

WITNESSES:                                           BELCAN CORPORATION




                                                   BY: /s/Richard J. Lajoie, Jr.
                                                   -----------------------------
                                                       Richard J. Lajoie, Jr.
                                                       Vice President


                                                   ARC COMMUNICATIONS, INC.



                                                   BY: /s/ Michael Rubel
                                                   -----------------------------
                                                       Michael Rubel
                                                       Chief Operating Officer